Exhibit 99.1 NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation Updates Fourth Quarter 2014 Outlook

HOUSTON, December 22, 2014 -- Tesco Corporation (NASDAQ: TESO) ("TESCO" or the "Company") today is providing an updated outlook for the financial results for the fourth quarter of 2014.

The rapid decline in energy prices has impacted drilling activity and consequently reduced our customer’s planned capital spending. TESCO has experienced the impact of these developments during the fourth quarter and that has reduced expectations for both revenue and earnings this quarter.

These developments have affected the demand for TESCO’s capital equipment as some customers have requested to defer shipment of several top drives and Casing Drilling Systems (CDS) units from the fourth quarter of 2014 to 2015. In addition, we have received some order cancellations that will impact the fourth quarter and 2015. We now expect to ship approximately 25-27 top drives in the fourth quarter. We plan to book approximately 15-17 new top drives during the fourth quarter before cancellations.

We have also experienced tubular service activity declines, primarily in North America as well as some temporary activity disruptions in Mexico and Argentina. Russia remains slow as its economic conditions continue to decline. We believe that customers in other international markets served by TESCO will base their decisions on longer term factors and their response to current market conditions is expected to be more measured.

As a result, we do not expect revenues in the fourth quarter to improve sequentially and they are now expected to be closer to the first half run rate. Profitability will also be adversely impacted in the fourth quarter as revenue declines faster than costs. In addition, we expect to incur certain non-recurring charges involving the recent Russian currency devaluation, warranty reserves and costs associated with executive retirement. These particular non-recurring charges will impact net earnings by approximately $0.08 - $0.10 per diluted share.

As a net result of the events above, the Company currently expects that its fourth quarter 2014 reported net earnings, excluding the non-recurring charges, will be in the range of $0.10 - $0.15 per diluted share.

Fernando Assing, TESCO's Chief Executive Officer, commented, “We will use this market condition as an opportunity to lower our cost structure and streamline our organization. This will lower costs in 2015 and will improve our leverage when the market recovers. We are well positioned to deal effectively with the uncertain times and our priority remains cash generation and preservation until such conditions improve. Our strong balance sheet provides stability and flexibility and our technologies, safety and quality will continue to provide the differentiation required in the market place. Our goal is to improve TESCO’s performance over the long run and the optimizations required will allow us to be better positioned to achieve that”.

 TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2013 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.